EXHIBIT 10.25

TDI-HALTER/PETRODRILL CONTRACT
HULL NO. 1828













                                    CONTRACT

                              FOR CONSTRUCTION OF A

                       DYNAMIC POSITIONED SEMI-SUBMERSIBLE

                                 DRILLING VESSEL

                                     BETWEEN

                                TDI-HALTER, L.P.

                                       AND

                          PETRODRILL CONSTRUCTION, INC.

                                HULL NUMBER 1828

                                      INDEX

                                                                           PAGE
      DEFINITIONS...........................................................5

1.    PURPOSE OF THIS CONTRACT..............................................6

2.    DESIGN: PRINCIPAL DIMENSIONS AND CHARACTERISTICS: CLASSIFICATION:
      MANDATORY REGULATIONS: REGISTRATION...................................7

3.    CONTRACT PRICE........................................................9

4. PAYMENT SCHEDULE: PERFORMANCE BOND/PARENT GUARANTEE: PAYMENT FOR MODIFICATIONS AND OTHER ITEMS: PAYMENT FOR FUELS ETC AND LIQUIDATED
      DAMAGES: PAYMENT PROCEDURES...........................................9

5.    APPROVAL OF PLANS: SUBCONTRACTING: MAKER'S LIST: NOMINATED
      SUBCONTRACTORS: ASSIGNMENT OF EXISTING SUBCONTRACTS: OBLIGATIONS
      UNAFFECTED ..........................................................12

6.    LIGHTSHIP WEIGHT.....................................................14

7.    MODIFICATIONS: PURCHASER'S MODIFICATIONS: STATUTORY MODIFICATIONS:
      PRICING OF MODIFICATIONS: SUBSTITUTION OF MATERIALS..................15

8.    INSPECTION: AUTHORISED REPRESENTATIVES: QUALITY ASSURANCE SYSTEM
      AUDITS: INDEPENDENT CONTRACTOR, INDEMNITY AND LIABILITY PROVISIONS...18

9.    PLANNED PROGRAMME, PROGRESS CONTROL AND REPORTING....................22

10.   TITLE................................................................23

11.   RISK AND INSURANCE...................................................24

12.   LOSS OR DAMAGE TO THE VESSEL.........................................25

13.   SEA TRIALS: TECHNICAL ACCEPTANCE.....................................25

14.   DELIVERY OF THE VESSEL: DOCUMENTS TO BE PROVIDED TO THE PURCHASER:
      REMOVAL OF THE VESSEL................................................28

15.   EXTENSION OF TIME FOR DELIVERY: PERMISSIBLE DELAY:
      CAUSES OF DELAY: NOTICES.............................................29

16.   DELAY IN DELIVERY: LIQUIDATED DAMAGES: TERMINATION FOR DELAY
      IN DELIVERY..........................................................31

17.   DEFECTS AND BUILDER'S GUARANTEE: WARRANTY: GUARANTEE ENGINEER:
      ASSIGNMENT OF BUILDER'S GUARANTEE....................................32

18.   DEFAULT BY THE PURCHASER: EVENTS OF PURCHASER'S DEFAULT: TERMINATION
      BY THE BUILDER.......................................................35

19.   DEFAULT BY THE BUILDER: EVENTS OF BUILDER'S DEFAULT: RECISSION BY THE
      PURCHASER............................................................36

20.   PATENT INDEMNITY: PATENT NUMBERS AND TRADEMARKS: HOLD HARMLESS, THE
      PURCHASER: HOLD HARMLESS, THE BUILDER: DESIGNS AND PROPERTY OF THE
      PURCHASER............................................................38

21.   OWNER FURNISHED EQUIPMENT: DELIVERY OF THE OWNER FURNISHED EQUIPMENT:
      RESPONSIBILITY OF THE BUILDER........................................39

22.   TAXES AND DUTIES.....................................................40

23.   ASSIGNMENT...........................................................41

24.   PRIORITY OF DOCUMENTS................................................41

25.   NOTICES..............................................................41

26.   RECORDS AND AUDITS...................................................42

27.   LAW..................................................................42

28.   DISPUTES.............................................................43

29.   MISCELLANEOUS........................................................43

30.   SPARE PARTS..........................................................44

31.   SAFETY AND HEALTH STANDARDS..........................................44

32.   EFFECTIVENESS........................................................45

APPENDICES

APPENDIX I        LIST OF PRINCIPAL DRAWINGS AND OTHER CONTRACT DOCUMENTS

APPENDIX II       PLANNED PROGRAMME

APPENDIX IIA      OWNER FURNISHED EQUIPMENT

APPENDIX III      FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

APPENDIX IV       FORM OF PERFORMANCE BOND

APPENDIX V        FORM OF STAGE CERTIFICATE

APPENDIX VI       SCHEDULE OF LABOUR COSTS FOR MODIFICATIONS

APPENDIX VII      LIST OF CERTIFICATES TO BE SUPPLIED ON DELIVERY OF THE VESSEL

APPENDIX VIII     LIST OF BASIC DESIGN DRAWINGS

APPENDIX IX       FORM OF PARENT COMPANY GUARANTEE

                                    CONTRACT

                FOR CONSTRUCTION AND SALE OF A DYNAMIC POSITIONED
                        SEMI-SUBMERSIBLE DRILLING VESSEL

This CONTRACT made this 9th day of April, 1998, by and between:-

TDI-Halter, L.P. a limited partnership organised under the laws of the State of Louisiana (hereinafter called "Builder"), having its principal office at 1601 South Childers Road, Orange, Texas 77631,

and

Petrodrill Construction, Inc. a corporation organised under the laws of Bahamas (hereinafter called "Purchaser"), having its principal office at Suite 205, Saffrey Square, P.O. Box N8188, Nassau, Bahamas.

WITNESSETH THAT THE PARTIES HAVE AGREED AS FOLLOWS:-

      DEFINITIONS

In this Contract the following expressions shall have the meanings hereby assigned to them:-

      "Basic Design" means the design drawings provided by the Purchaser listed
      Section 99000 in Appendix VIII;

      "Banking Day" means any day on which banks in each of London, New York and Houston are open for the transaction of normal banking business;

      "Classification Society" means Lloyds Register of Shipping;

      "Classification Surveyor" shall mean any surveyor appointed by the Classification Society to supervise the Vessel's construction;

      "Contract Price" means the price stated in Clause 3.1;

      "Contractual Delivery Date" means the date referred to in Clause 14.1 as the same may from time to time be extended in accordance with the provisions of this Contract;

      "Contract Documents" means the Specifications, the Principal Drawings and the other documents listed in Appendix I;

      "Delivery" means the delivery by the Builder, and acceptance by the Purchaser, of the Vessel pursuant to Clause 14.2;

      "LIBOR" means the interest rate per annum which Citibank, London is offering to prime banks in the London Interbank market for deposits in United States Dollars for a three month period, determined at 11.00 a.m. London time, as quoted on the date from which interest is accrued under this Contract. All interest hereunder shall be calculated on the basis of a 360 day year and compounded quarterly and shall be paid on the date when payment is made of the sum on which interest is accrued:

      "Makers' List" means the list of contractors approved by the Purchaser and set out in Appendix X hereto;

      "Mandatory Regulations" has the meaning assigned to it in Clause 2.7;

      "Materials" means all materials and supplies, including, without limitation, all machinery, equipment, outfittings and spare parts (but excluding the Owner Furnished Equipment), intended for the Vessel's construction to the extent that the same have been appropriated to, or incorporated in, the Vessel;

      "Planned Programme" means the programme for performance of this Contract by the Builder detailed in Appendix II hereto:

      "Plans" means those drawings, documents and specifications which are required under this Contract and the Specification (Section 99010) to be submitted to the Purchaser for approval;

      "Specifications" means:-

            (a) Specification no 95019 initialled by or on behalf of the Purchaser and the Builder on April 1st, 1998; and

            (b) any additions or amendments thereto hereafter agreed between the parties;

      "Stage Certificate" means a certificate in the form set out in Appendix V;

      "Statutory Modifications" means modifications applicable to the Vessel as a result of changes to any of (i) the rules, regulations and requirements of the Classification Society or (ii) the Mandatory Regulations;

      "Working Day" means any day (other than Saturdays or Sundays) on which work is normally carried out at the Shipyard.

Further terms used in this Contract are defined hereinafter.

1.    PURPOSE OF THIS CONTRACT

1.1. Upon the terms and conditions set out in this Contract, the Builder, as an independent contractor, undertakes to engineer, construct, build, launch, equip, complete, and test at various of its shipyards at located on the U.S. Gulf Coast, exact locations to be determined later (hereinafter called the "Shipyard") and deliver to Purchaser or the Purchaser's nominee, as defined in Clause 23 below, for the Contract Price referred to in Clause 2 below, one (1) fully operational and complete self-propelled Dynamic Positioned Semi-Submersible Drilling Vessel

(hereinafter called the "Vessel") more fully described in Clause 2 below. Subject to the performance of the Builder's obligations hereunder, the Purchaser expressly agrees to take delivery of the Vessel when duly completed and to pay Builder all amounts due Builder.

1.2. References herein to the Vessel shall, except where otherwise expressly provided, be deemed to include all Materials.

2.    DESIGN: PRINCIPAL DIMENSIONS AND CHARACTERISTICS: CLASSIFICATION:
MANDATORY REGULATIONS: REGISTRATION

2.1. The Vessel, which is to be assigned the Builder's Hull No 1828, shall be constructed and completed in all respects in accordance with the Specifications. To the extent not defined in the Specifications, the Vessel's construction is to meet good offshore construction standards and practices. At the time of Delivery hereunder, the Vessel, which shall conform strictly with the terms and conditions of this Contract and the Specification and shall be delivered safely afloat.

      DESIGN

2.2. The basic elements of the Vessel's design (the "Basic Design") will be delivered by the Purchaser to the Builder. It is expressly understood that the Purchaser shall be solely responsible for the suitability of the vessel design supplied by it and for any errors, omissions and inconsistencies in the Basic Design. If the Purchaser shall require the Builder to modify the Basic Design, the work required to do so shall constitute an Purchaser's Modification for the purposes of Clause 7 of this Contract.

2.3. The Builder shall develop all required detailed engineering from the delivered Basic Design. The Builder shall accept responsibility for its own work of developing the detailed working drawings from the Basic Design and all other engineering it shall perform in connection with this Contract. If the Builder considers during such detailed engineering that any aspect of the Basic Design might prevent the Vessel when constructed from complying with the requirements of Clause 2, it will inform the Purchaser accordingly and the Purchaser may either procure the modification of the Basic Design to remedy this deficiency or may require the Builder to modify the Basic Design to remedy this deficiency.

      PRINCIPAL DIMENSIONS AND CHARACTERISTICS

2.4. The Vessel shall have the dimensions and characteristics stated in the Specifications.

      CLASSIFICATION

2.5. The Vessel shall be constructed according to the rules and regulations of the Classification Society current at the date of execution of this Contract, incorporating all additions and amendments thereof applicable to the Vessel in force or published, so as to achieve on Delivery the following notation:-

      Unrestricted Service OU +100A1, +LMC, UMS, DP(AAA), PC, DRILL, IWS

      with the description notation

      semi-submersible, self propelled drilling vessel

Provided that the Purchaser shall not be entitled to refuse delivery where such recommendations etc. are of such a minor nature as not to adversely affect the operation of the Vessel. In any event, such recommendations etc. shall be remedied by the Builder within 90 days of Delivery or such other period as the parties may mutually agree and Purchaser shall be entitled to retain $250,000 pending such rectification.

2.6. Decisions of the Classification Society as to whether or not the Vessel complies with its rules, regulations and requirements shall be final and shall bind both parties to this Contract.

      MANDATORY REGULATIONS

2.7. The Vessel shall also comply with (i) all requirements of the regulatory bodies listed in the Specifications and (ii) the following rules, regulations and requirements, in each case current at the date of execution of this Contract
(i) and (ii) being known herein jointly as the "Mandatory Regulations"):-

a. IMO, Resolution A 649 (16) adopted on 19 October 1989, Code for the Construction and Equipment of Mobile Offshore Drilling Units.

b. International Convention for the Safety of Life at Sea SOLAS 1974, protocols of 1978, 198 1, 1983 and all Amendments in force.

c. International Convention of Load Lines, 1966 with resolutions A 231 (VII) and A 320 (IX).

d. International Telecommunication Convention and Radio Regulation 1973, 1976 and 1982 and latest GMDSS Rules for radio communications.

e.    International Convention for Tonnage Measurement 1967/1969.

f.    Suez Canal Tonnage Regulations.

g. International Convention for the Prevention of Pollution from Ships (MARPOL) 1974/1978, Consolidation Edition, IMO, 1991, including 1992 amendments to Annex 1.

h. International Regulations for Preventing Collision at Sea, 1972 including amendments.

i. International Labour Organisation (ILO) Convention No. 92 and No. 133 for crew accommodation.

j. International Electronical Commission (IEC), Electrical Installation in Ship Publication No. 92 or IEEE 45 Subject to the Purchaser's prior approval, such approval not to be unreasonably withheld.

k.    API specifications as applicable.

      REGISTRATION

2.8. The Vessel shall upon Delivery fly the Netherland Antilles flag and be registered in the Netherland Antilles Register of Shipping. Registration of the Vessel as aforesaid shall be effected by the Purchaser and all costs and expenses thereof shall be for the Purchaser's account.

3.    CONTRACT PRICE

3.1. In consideration of the performance by the Builder of all its obligations under this Contract the Purchaser shall pay to the Builder the price of Eighty-four Million United State Dollars (US $ 84,000,000), (the "Contract Price"), which shall include the cost of installation of the Owner Furnished Equipment.

3.2. The Contract Price, which is exclusive of the cost of the Owner Furnished Equipment, shall be a fixed price subject to upward or downward adjustment only in accordance with the provisions of Clause 7 hereof. It includes:-

a. the cost of the Vessel completed in accordance with the requirements of this Contract and the Specifications;

b. the cost of all tests and trials of the Vessel to be performed by the Builder;

c. the cost of procuring the classification of the Vessel and of obtaining all certificates and documents (save for those in respect of the Owner Furnished Equipment), which are required to be delivered pursuant to this Contract and the Specifications; and

d. all other costs and expenses of the Builder as provided for herein or otherwise incurred by the Builder unless expressly provided herein as being for the Purchaser's account.

4.    PAYMENT SCHEDULE

4.1. The Purchaser shall pay the Contract Price to the Builder in ten (10) instalments as follows:-

      FIRST INSTALMENT:

Ten per cent ( 10 %) of the Contract Price, being Eight Million Four Hundred Thousand U.S. Dollars, (US$ 8,400,000) shall be paid within three Banking Days of the Execution Date.

      SECOND INSTALMENT:

Ten per cent (10 %) of the Contract Price, being Eight Million Four Hundred Thousand U.S. Dollars, (US$ 8,400,000) shall be paid within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor), certifying that Builder has placed the orders for the major equipment, herein defined as the Main Engines, the Thrusters, and the Electrical Integration Subcontract.

      THIRD INSTALMENT:

Ten per cent (10 %) of the Contract Price, being Eight Million Four Hundred Thousand U.S. Dollars, (US$ 8,400,000) shall be paid within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor), certifying that Start of Fabrication has taken place.

      FOURTH INSTALMENT:

Fifteen per cent ( 15 %) of the Contract Price, being Twelve Million Six Hundred Thousand U.S. Dollars, (US$ 12,600,000) shall be paid within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor), certifying that the keel laying for the pontoons has taken place.

      FIFTH INSTALMENT:

Ten per cent ( 10 %) of the Contract Price, being Eight Million Four Hundred Thousand U.S. Dollars, (US$ 8,400,000) within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor), certifying that the Pontoons of the Vessel have successfully been launched.

      SIXTH INSTALMENT:

Five per cent (5 %) of the Contract Price, being Four Million Two Hundred Thousand U.S. Dollars, (US$ 4,200,000) within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor), certifying that the Substructure has successfully been erected on the Deck Box.

      SEVENTH INSTALMENT:

Five per cent ( 5 %) of the Contract Price, being Four Million Two Hundred Thousand U.S. Dollars, (US$ 4,200,000) within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor), certifying that the Pontoons have successfully been joined.

      EIGHTH INSTALMENT:

Ten per cent ( 10 %) of the Contract Price, being Eight Million Four Hundred Thousand U.S. Dollars, (US$ 8,400,000) within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor), certifying that the Deck Box has been launched and successfully mated with the Pontoons and Columns.

      NINTH INSTALMENT:

Ten per cent ( 10 %) of the Contract Price, being Eight Million Four Hundred Thousand U.S. Dollars, (US$ 8,400,000) within three Banking Days from receipt by the Purchaser of a telefax notice from the Builder attaching a Stage Certificate in the form of the draft attached as Appendix V, countersigned by an Authorised Representative (or, in default thereof, the Classification Surveyor), certifying that the Main Engines have been started.

      TENTH INSTALMENT:

Fifteen per cent (15 %) of the Contract Price, being Twelve Million Six Hundred Thousand U.S. Dollars, (US$ 12,600,000) together with any increase or any decrease of the Contract Price arising from the provisions of Clauses 6, and 16 below, shall be paid upon Delivery.

4.2. The Builder shall notify the Purchaser in writing ten Banking Days in advance of the estimated dates of occurrence of each of the events before Delivery referred to above, excluding the First Instalment. Not withstanding anything to the contrary contained herein, or in Appendix V hereto, if Purchaser fails to execute any Stage Certificate and such Stage Certificate has been executed by the Classification Surveyor, then Purchaser shall be obligated to pay such Instalment within three banking days of execution by the Classification Surveyor. In addition, in no event shall the Second or Third Instalments be paid prior to a date ninety (90) days from the Execution Date.

      PERFORMANCE BOND/PARENT GUARANTEE

4.3. The Builder shall at its own expense supply to the Purchaser concurrently with payment of the First Instalment of the Contract Price a Performance Bond, for an amount equal to 100% of the Contract Price, in the form specified in Appendix IV and given by.Fireman's Fund Insurance Company, California, USA. The Builder shall also, at the same time, provide a form of Parent Guarantee from its ultimate parent company substantially similar to that contained in Appendix IX hereto.

      PAYMENT FOR MODIFICATIONS AND OTHER ITEMS

4.4. Any sums due to either party under Clause 7 as a result of Purchaser's Modifications and/or Statutory Modifications shall be payable upon builder achieving certain milestones and in conjunction with the above payment schedule, and shall be payable on or before the Delivery Date.

      PAYMENT FOR FUELS ETC AND LIQUIDATED DAMAGES

4.5. All amounts due to the Purchaser (i) under Clause 13.2 hereof and (ii) by way of liquidated damages in respect of delay in Delivery under Clause 16 shall be calculated and determined before Delivery and shall be paid on, and as a condition of, Delivery.

      PAYMENT PROCEDURES

4.6. Payment of sums due to the Builder in accordance with the provisions of this Contract shall be made, by telex transfer to the Builder's account with Hibernia National Bank, New Orleans, Louisiana, free of all transfer charges.

4.7. If the date on which any payment is due in accordance with the provisions of this Contract does not fall on a Banking Day, payment shall be made on the immediately succeeding Banking Day.

5.    APPROVAL OF PLANS: SUBCONTRACTING

      APPROVAL OF PLANS

5.1. In respect of all Plans required for the completion of the works envisaged by this Contract, the same shall be submitted to the Purchaser in four copies as soon as possible following their production. The Purchaser shall, within ten
(10) Working Days after receipt thereof, return to the Builder one copy of such Plans with the Purchaser's approval or the Purchaser's remarks and amendments (if any) written thereon.

5.2. Should the Builder elect to enter into a subcontract to purchase the detail engineering with a Shipyard also contracted with the Purchaser who is constructing a vessel of the same design and in the event that Purchaser elects to remark or comment previously approved drawings, such remarks or amendments shall be dealt with under the modification procedure within the meaning of clause 7 hereof.

5.3. In the event that the Purchaser shall fail to return the Plans to the Builder within the time limit as hereinabove provided, such Plans shall be deemed to have been approved without comment.

5.4. The Builder shall take due note of the Purchaser's remarks and amendments (if any) on Plans submitted pursuant to this Clause and, if such remarks or amendments are not of such a nature or extent as to constitute a modification within the meaning of Clause 7 hereof, then the Builder shall commence or continue construction of the Vessel in accordance with the corrected or amended Plans. If such remarks or amendments are not clearly specified or detailed, the Builder shall in all cases seek clarification of the same from the Purchaser before implementing the same.

5.5. Copies of all correspondence to and from the Classification Society and the regulatory authorities referred to in the Specifications, together with all Plans approved by the

Classification Society, shall be furnished to the Purchaser by the Builder as soon as practicable upon dispatch and receipt.

      SUBCONTRACTING

5.6. Save as regards those works delegated to those Subcontractors defined in the Makers' List, the Builder shall not, without the Purchaser's prior approval in writing , which shall not be unreasonably with held, subcontract any part of the works contemplated by this Contract which exceed in value US $ 100,000 or its equivalent in local currency. Where such approval has been given, the Builder shall nevertheless remain fully responsible for the performance of the same as if it had personally undertaken such works.

      MAKER'S LIST

5.7. The Builder shall select for the supply of each of the Materials listed in the Makers' List the Vendor named therein in relation to the same. Where the Makers' List provides for more than one Vendor to supply any element of the Materials, the Builder shall with reasonable notice provide the Purchaser with a copy of the Purchase Order to be issued to its intended choice of Subcontractor before any subcontract is awarded. Such purchase order shall contain full technical and commercial details. If thereafter, the Purchaser shall request the Builder to order that element of the Materials from another Subcontractor named in the Makers' List in relation thereto, then the Builder will take all reasonable steps to comply with such request and the Purchaser shall reimburse to the Builder any difference in price between that quoted by the Builder's chosen Subcontractor and the Subcontractor chosen by the Purchaser.

      NOMINATED SUBCONTRACTORS

5.8.  ASSIGNMENT OF EXISTING SUBCONTRACTS

In relation to the following "long lead" items of Materials, (the cost of which is included in the Contract Price) it is understood that the Purchaser has had advanced negotiations with the following suppliers and the Builder will enter into subcontracts for the following based on the references below:

--------------------------------------------------------------------------------
     SUPPLIER NAME          SUPPLIED ITEM                  REFERENCE
--------------------------------------------------------------------------------
Caterpillar             Engine Generator Sets    Fax transmission between
                                                 Caterpillar and Petrodrill on
                                                 the 11th and 29th January plus
                                                 6th February
--------------------------------------------------------------------------------
GEC Alsthom             Electrical Integrator    Offer No. P354-A0I
--------------------------------------------------------------------------------


5.9. The Purchaser has also entered into an agreement with LIPS Thrusters BV for the supply of thrusters Ref Petrodrill PO No. 1.900l/Lips order No. T07387/94 for Dutch Guilders 6.2 Million per set delivered Europe.

Concurrently with the receipt of the First Instalment, the benefit together with the burden of all such existing contracts are to be assigned by the Purchaser to the Builder, to the extent that it relates to only one shipset of equipment, where upon the Materials to which they relate are to be treated as Builder's supply. The Builder shall, upon assignment of each sub-contract, reimburse to the Purchaser all of the instalments of the contract price paid by the latter in respect thereof. It being understood that the cost of said thrusters is included in the Contract Price.

      OBLIGATIONS UNAFFECTED

Nothing in this Clause shall affect the other obligations of the Builder under this Contract nor diminish the responsibility of the Builder in respect of the Materials, detailed engineering or workmanship required hereunder.

6.    LIGHTSHIP WEIGHT

6.1. The Builder shall meet the target figures set out for Lightship Weight and Centre of Gravity as specified in section 12000 page 3 of the Addendum to Rev 3 P-95019 of the Specification.

6.2. The lightship weight and centre of gravity of the Vessel shall be verified by an Inclining Experiment prior to Delivery.

6.3. The results of the Inclining Experiment referred to in Clause 6.2 shall be used to demonstrate a Lightship Weight in the conditions referred to in the Specifications.

6.4. The Builder shall have no liability for the Owner Furnished Equipment lightweight and centre of gravity as specified in section 12000 page 3 of the Addendum to Rev 3 P-95019 of the specification. If the remaining lightship weight so demonstrated is more than 9075 metric tons the Builder shall pay to the Purchaser on Delivery as liquidated damages US$ 12,500 per full metric tons of the increase above 9075 metric tonnes up to a maximum of 2.5 million U.S. Dollars, (U.S$ 2,500,000).

6.5. The Purchaser shall have no obligation to accept delivery of the Vessel if the ship lightweight as defined on page 3 of the addendum to the specification is more than 9,275 metric tons. The Builder shall, however, in such context be entitled to make modifications to the Vessel in order to either reduce the weight or ensure that the Operational VLC is restored to its original level provided that the same (i) are approved in advance by the Classification Society and (ii) do not significantly affect the motion characteristics or operational performance of the Vessel.

6.6. In the event that the lightship weight demonstrated as a result of Clause
6.2 is less than 8,875 tonnes the Purchaser shall pay the Builder $12,500 per tonne for each complete tonne that the weight is below 8,875 tonnes up to a maximum of 3.0 million U.S. Dollars, (U.S. $3,000,000).

6.7. The Builders shall also have the option of exercising its rights as per clause 6.5 in the event that the liquidated damages due is in excess of $1.0 million. In this case the level of liquidated damages that is finally paid will be reduced from the calculated level by the same percentage that the Builder is able to recover the VDL that has been lost as a result of the changes in the lightship weight.

6.8. The parties hereto agree that the above liquidated damages shall ( subject always to the provisions of clause 16.2 and 16.3 below ) be the sole and exclusive remedy for damages being due as a result of increases in lightship weight as set forth in this section.

6.9. The weights described in this Section 6 shall be adjusted for any Modifications pursuant to Section 7.

7.    MODIFICATIONS

      PURCHASER'S MODIFICATIONS

7.1. The Purchaser may at any time after the date hereof submit a request in writing to the Builder for changes (the "Purchaser's Modifications") to be made to the Specifications and shall supply with such request sufficient particulars, documentation and details to describe the change requested.

If the change so requested (the "Requested Change") can be reasonably undertaken having regard to the stage of construction of the Vessel and the Planned Programme, then the Builder shall be obliged to effect the same but shall be entitled to any increase (and shall concede any decrease) in construction cost or adjustment of the Contractual Delivery Date or any other provisions of this Contract or the Specifications which the Requested Change reasonably necessitates and which is agreed in writing by the Builder and the Purchaser. The Builder shall notify the Purchaser in writing no later than ten (10) Working Days after receipt of the written request for the Requested Change, of any such adjustments which it will require.

On the basis of such notification the Purchaser shall no later than seven (7) Working Days thereafter elect in writing to:

a. agree to the adjustments notified, in which case the Builder shall construct the Vessel in accordance with the Requested Change;

b. contest the reasonableness of the adjustment notified, in which case subclause 7.5 below shall apply; or

c. withdraw the Requested Change, in which case the Vessel shall be built without reference to the same.

7.2. If within seven (7) Working Days after such notification the Purchaser has made no election as aforesaid, then the adjustments notified by the Builder shall be deemed to have been withdrawn by the Purchaser.

7.3. If, however, the Purchaser notifies the Builder in writing that the Purchaser wishes to implement the Requested Change but disputes the reasonableness of the adjustments, the matters shall be determined by an expert, acting as such and not as an arbitrator, to be appointed by agreement between the parties. In the event that the parties are unable to agree as to any appointment within thirty days of the Purchaser's written notice, the appointment shall be made, upon the written application of either party, by Det Norske Veritas . The decision of the said expert shall be final and binding upon the parties and the costs of such expert in reaching his decision shall be shared by the parties . Pending the decision of the aforesaid expert, the Builder shall continue construction of the Vessel in accordance with the Requested Change.

7.4. The agreed extra cost of any Requested Change or that decided by the expert shall be paid by the Purchaser and any cost savings by the Builder as a result of any Requested Change shall be paid to the Purchaser in accordance with Clause 4.4.

      STATUTORY MODIFICATIONS

7.5. In the event of any Statutory Modifications arising the Builder shall within seven Working Days of its becoming aware of the same, give notice to the Purchaser of:-

a.    the change required to be made to the Specifications (the "Required
      Change");

b. any estimated extra or reduced cost of construction of the Vessel in accordance with the Required Change together with any documentation substantiating such cost which the Purchaser reasonably requires; and

c. the effect of the Required Change on any other provisions of this Contract or the Specifications (including without limitation any change to the Contractual Delivery Date).

7.6. The Purchaser may apply for a formal waiver of compliance with the Required Change from the body having power to grant such waiver if the Purchaser considers that the operation of the Vessel in its intended service would permit such waiver, and shall notify the Builder as soon as possible after receiving the decision of such body. In applying for any waiver, the Purchaser may call upon the Builder for assistance and the Builder will provide reasonable co-operation to the Purchaser in this respect.

7.7. If no waiver has been obtained and notified by the Purchaser to the Builder within thirty Working Days of the receipt by the Purchaser of the notice referred to above, the Builder shall build the Vessel in accordance with the Required Change and the reasonable extra cost thereof, if any, shall be paid by the Purchaser. Before the expiry of such time the Builder shall continue with the construction of the Vessel in accordance with the Required Change but it shall, in so doing, use its best endeavours to minimise any costs and loss of time which might arise if a waiver were obtained.

7.8. If the Purchaser notifies the Builder in writing that the Purchaser disputes the reasonableness of the extension or variation notified, the issue of what is a reasonable extension or variation may be put, by the Purchaser or the Builder, to an expert, acting as such and not as arbitrator, to be appointed by agreement between the parties. In the event that the parties are unable to agree as to an appointment within thirty days of the Purchaser's written notice as aforesaid the appointment shall be made, upon the written application of either party, by Det

Norske Veritas. The decision of the expert shall be final and binding upon the parties and the costs of such expert in reaching his decision shall be shared by the parties. Pending the decision of the said expert, the Builder shall continue construction of the Vessel in accordance with the Required Change.

      PRICING OF MODIFICATIONS

7.9. In relation both to Purchaser's Modifications and Statutory Modifications as aforesaid, the Builder's quotations in respect of any increase or decrease in the Contract Price relating thereto shall, if requested in writing by the Purchaser, be calculated both on "lump sum" and a "time and materials" basis. In relation to quotations effected on a "time and materials" basis, the Builder shall apply the following parameters:-

a. labour costs shall be charged at the agreed hourly rates set out in Appendix VI;

b. the cost of all materials and equipment shall not exceed one hundred and fifteen per cent (115%) of the cost to the Builder of the same (inclusive of the costs of delivery of those materials and equipment to the Shipyard); provided, however, that the Builder shall in all cases endeavour to obtain the best price terms and trade discounts from suppliers and subcontractors for the benefit of the Purchaser.

      SUBSTITUTION OF MATERIALS

7.10. If at any time during the construction of the Vessel, any Materials are not available (other than as the result of any neglect or omission on the part of the Builder) then, subject to the prior approval in writing of the Purchaser and, where necessary, of the Classification Society, the Builder may use or install other Materials provided that such other Materials used or installed in substitution for those specified are equivalent in quality to, or better than, those specified, and which meet the requirements of the Classification Society and the other requirements of this Contract.

8.    INSPECTION

      AUTHORISED REPRESENTATIVES

8.1. The Purchaser shall have the right to retain up to fifteen supervisors ("Authorised Representatives"), whose names and scope of authority shall be notified in writing to the Builder, permanently at the Shipyard during all times until Delivery. The Builder shall provide suitable office accommodation (including adequate parking spaces), photocopying and canteen facilities where available and the installation of telephones and telefax machines with reasonable and safe access to work areas for, and permit and afford every facility to, the Authorised Representatives from time to time and at all times whilst work is proceeding to examine and inspect the work being done under this Contract and every part thereof, together with the materials being used or about to be used thereon, and to call for and witness such tests as may be required. The costs of telecommunication facilities outside the local area in which the Shipyard is located and the use of the canteen shall be for the Purchaser's account. Purchaser shall designate one Representative authorised to make contractual decisions and/or commitments on behalf of the

Purchaser and likewise Builder shall designate one Representative authorised to make contractual decisions and/or commitments on behalf of the Builder. Builder and Purchaser shall notify each other of the name of their respective designated Representative within thirty (30) days of the Execution Date. To the extent that Builder or Purchaser elects to change its designated Representative, it shall notify of such change, in writing, within five (5) Working Days of such change.

8.2. In addition to the Authorised Representatives, the Purchaser may from time to time employ further personnel and contractors on site.

8.3. The Authorised Representatives shall have the right to attend all tests, trials and inspections of the Vessel, her machinery and equipment, which shall in each case be conducted within the Shipyard's normal working hours. The Builder shall give notice to the Authorised Representatives in advance of the date and place of such tests, trials and inspections in accordance with the provisions of the Specifications. Failure of the Purchaser or its Authorised Representatives to be present at such tests, trials and inspections after due notice as above provided shall be deemed to be a waiver of the Purchaser's right to be present. The Builder shall obtain for the Purchaser and the Authorised representatives rights of access to the Subcontractors' premises, within normal working hours, for the purpose of inspection of workmanship and Materials.

8.4. The Builder shall carry out in strict compliance with the Specifications all the tests and trials of the Vessel and commissioning of the Materials which are detailed therein so as to demonstrate that the same are in accordance with the requirements of the Specifications and that all of her systems function in their intended manner. Any Materials or workmanship found to be faulty or inadequate shall be replaced or made good by the Builder prior to Delivery, at its expense and without additional expense to the Purchaser, by suitable and sound Materials and workmanship.

8.5. Nothing done or omitted to be done by or on behalf of the Purchaser under this Clause shall be deemed to be a waiver of any objection to, or an acceptance of, faulty or inadequate Materials or workmanship, or an admission that any Materials or workmanship are of the standard required for due performance of this Contract.

8.6. The Authorised Representatives shall be deemed to be employees of the Purchaser and not the Builder. The Builder shall be under no liability to the Authorised Representatives for death, personal injury or damage to their property during the time when they are engaged in the duties contemplated under this Contract either on the Vessel or within the premises of the Builder or its Subcontractors.

      QUALITY ASSURANCE SYSTEM AUDITS

8.7. Quality Assurance System Audits may be carried out by the Purchaser, and/or regulatory authorities to verify compliance with the quality requirements stipulated in this Contract and with regulatory requirements. Such requirements shall include but not necessarily be limited to quality records, personnel and procedure qualifications, material traceability records, inspection plans etc. The Builder is required to provide to the Purchaser any documentation and administrative systems necessary to verify compliance. Inspection and testing and Quality Assurance System Audits by the Purchaser as described in this Clause or otherwise shall not imply any diminution of the Builder's responsibilities and obligations under this Contract.

      INDEPENDENT CONTRACTOR, INDEMNITY AND LIABILITY PROVISIONS

8.8. It is understood that Builder is an independent contractor as to all Work performed hereunder and that the detailed manner and method of doing the Work and the areas of the Vessel where the Work is being performed shall be under the exclusive control of the Builder. Purchaser shall have the right to supervise the performance of the Work as to the results to be achieved and the compliance of the Contractor with the terms of this Contract and the specifications.

a.  Indemnification

    a.1.    Builder Indemnification

    a.1.a.  Builder Personnel and Property

            Builder shall release, defend, indemnify, and hold Purchaser, its parent or affiliated companies, and their respective officers, directors, employees, contractors, subcontractors, invitees, licensees and agents, except any of the foregoing which are part of the Builder Group (hereinafter called the Purchaser Group) harmless from and against all liability, claims, losses, damages, punitive damages, costs, expenses, attorney's fees, demands, suits and causes of action of every kind and character (the "claims"), arising in favor of any officer, director, or employee of the Builder or its sublessees, contractors and subcontractors, their respective parent and affiliated companies, and their respective officers, directors, employees, vendors, invitees, licensees and agents (hereinafter collectively called the "Builder Group") on account of personal injury or death or damage to property owned by any member of the Builder Group, or, prior to Delivery, the Vessel and/or Owner Furnished Equipment in Builder's care, custody and control, in any way incident to or in connection with or arising out of or under this Contract, regardless of the sole, joint or concurrent negligence, negligence per se, gross negligence, statutory fault, or strict liability of any member of the Purchaser Group or the unseaworthiness of the Vessel or any vessel owned operated or chartered by any member of the Purchaser Group that may have caused or contributed to the claims, to the extent such indemnity obligations are not prohibited by applicable law.

    a.1.b. Third Parties

            Prior to the Delivery of the Vessel, Builder shall release, defend, indemnify, and hold the Purchaser Group harmless from and against all liability, claims, losses, damages, punitive damages, costs, expenses, attorney's fees, demands, suits and causes of action of every kind and character (the "claims"), arising in favor of any Third Party on account of personal injury or death and/or damage to Third Party property in any way incident to or in connection with or arising out of or under this Contract, resulting from the joint or concurrent negligence, negligence per se, gross negligence, (collectively "negligence") statutory fault, or strict liability of any member of the Builder Group or the unseaworthiness of the Vessel or any vessel owned operated or chartered by any member of the Builder Group, to the extent such claims were caused by the negligence or other legal liability of any member of the Builder Group. As used herein, a Third Party is any person of entity not included in either the Purchaser Group or the Builder Group.

    a.1.c.  Pollution

            Notwithstanding anything to the contrary herein, Builder shall release, defend, indemnify, and hold the Purchaser Group harmless from and against all, claims, demands, suits, causes of action, damages, natural resource damage assessments, response, clean up, containment or disposal expenses and other liabilities, including but not limited to attorney's fees and the costs of litigation or administrative proceedings but excluding any claim covered by a.
1. or a.2. above (the "Purchaser pollution claims"), arising from any spill, discharge, escape, release of or exposure to any waste, rubbish, petroleum, chemical or hazardous substance, whether solid, liquid or gas, originating from any equipment, facility or property of the Builder Group and, prior to Delivery, from the Vessel, or from handling, removal, transportation or disposal thereof, except to the extent such claims may have resulted from the negligence of a member of the Purchaser Group.

    a.2.   Purchaser Indemnification

    a.2.a. Purchaser Personnel and Property

Purchaser shall release, defend, indemnify, and hold the Builder Group harmless from and against all liability, claims, losses, damages, punitive damages, costs, expenses, attorney's fees, demands, suits and causes of action of every kind and character (the "claims"), arising in favor of any officer, director, or employee of the Purchaser Group on account of personal injury or death or damage to property owned by any member of the Purchaser Group except, prior to Delivery, the Vessel and/or Owner Furnished Equipment in Builders care, custody and control, in any way incident to or in connection with or arising out of or under this Contract, regardless of the sole, joint or concurrent negligence, negligence per se, gross negligence, (collectively "negligence") statutory fault, or strict liability of any member of the Builder Group or the unseaworthiness of the Vessel or any vessel owned operated or chartered by any member of the Builder Group that may have caused or contributed to the claims, to the extent such indemnity obligations are not prohibited by applicable law.

    a.2.b.  Third Parties

            Purchaser shall release, defend, indemnify, and hold the Builder Group harmless from and against all liability, claims, losses, damages, punitive damages, costs, expenses, attorney's fees, demands, suits and causes of action of every kind and character (the "claims"), arising in favor of any Third Party on account of personal injury or death and/or damage to Third Party property in any way incident to or in connection with or arising out of or under this

Contract, resulting from the joint or concurrent negligence, negligence per se, gross negligence, statutory fault, or strict liability of any member of the Purchaser Group or the unseaworthiness of the Vessel or any vessel owned operated or chartered by any member of the Purchaser Group, to the extent such claims were caused by the negligence or other legal liability of any member of the Purchaser Group. As used herein, a Third Party is any person of entity not included in either the Purchaser Group or the Builder Group.

    a.2.c.  Pollution

Notwithstanding anything to the contrary herein, Purchaser shall release, defend, indemnify, and hold the Builder Group harmless from and against all, claims, demands, suits, causes of action, damages, natural resource damage assessments, response, clean up, containment or disposal expenses and other liabilities, including but not limited to attorney's fees and the costs of litigation or administrative proceedings but excluding any claim covered by a.2.a. or a.2.b. above (the "Builder pollution claims"), arising from any spill, discharge, escape, release of or exposure to any waste, rubbish, petroleum, chemical or hazardous substance, whether solid, liquid or gas, originating from any equipment, facility or property of the Purchaser Group including, after Delivery, from the Vessel or from handling, removal, transportation or disposal thereof, except to the extent such claims may have resulted from the negligence of a member of the Builder Group.

b. Builder shall indemnify Purchaser for loss of or damage to Purchaser's property intended to be incorporated into or used in the Vessel to be performed while in Builder's care, custody or control prior to installation aboard the Vessel provided such loss or damage does not result from the negligence of any member of the Purchaser Group.

c. Risk of loss of the Vessel shall rest with the Builder at all times prior to acceptance of the Vessel by Purchaser.

d. In no event, except for the liquidated damages as provided in Sections 6 and 16 shall any member of the Purchaser Group, or the Builder Group be liable to each other for any incidental, consequential or special damages incurred by the other, including but not limited to, loss of profits, loss of business opportunities, loss of earnings or downtime, arising directly or indirectly out of or relating in any way to this Contract or any activities or omissions or delays in connection herewith, whether arising out of the negligence (in whole or in part), gross negligence or strict liability of either Party or the unseaworthiness of the Vessel or otherwise. The Purchaser Group and Builder Group hereby mutually release each other from all such losses.

9.    PLANNED PROGRAMME, PROGRESS CONTROL AND REPORTING

      PLANNED PROGRAMME

9.1. The Vessel shall be constructed by the Builder in accordance with the Planned Programme set out in Appendix II hereof. A detailed copy of this plan, including sub level planning identifying critical paths, shall be made available to the Purchaser and updated on a regular basis. The plan will define certain stages of the construction process ("Milestones") which must be completed by the dates specified therein. The Planned Programme will include a comprehensive statement of the dates on which the Owner Furnished Equipment are required to be delivered to the Shipyard.

      PROGRESS CONTROL AND REPORTING

9.2. At the commencement of the contract a "kick off " meeting shall be held during which the major parameters by which performance of the Builder will be measured are to be mutually agreed. These shall include but not necessarily be limited to a detailed weight budget, a steel procurement and processing schedule, an engineering schedule, outfitting targets, manning schedules etc . Unless mutually agreed otherwise such meeting shall be held within 30 days of contract signature.

9.3. During the course of the performance of this Contract the Builder shall submit to the Purchaser on a fortnightly basis, commencing on the date falling fourteen days after the kick off meeting and thereafter fortnightly

a. a status report on the Vessel's construction as compared with the Planned Programme, including the critical path;

b. a report setting out the actual progress in performance of this Contract during the previous month as compared with the Planned Programme. Such report to identify progress against the agreed performance parameters

c. a report setting out the forecast lightship weight, identifying any variances from the agreed weight budget and in the case of negative variations including proposals for reducing the variance to within acceptable levels

d. a list of Purchaser's Modifications and Statutory Modifications (if any) agreed or resolved by an expert during the previous month, as the case may be, including adjustments, if any, agreed or resolved by an expert, to the Contract;

e. a report on the delivery of sub-contracted Materials during the previous month (the precise nature of which report shall be agreed, from time to time, between the Purchaser and the Builder).

9.4. Without prejudice to the Builder's obligations under this Contract, if the construction of the Vessel should for any reason whatsoever be delayed beyond the time-frame envisaged in the Planned Programme, the Builder shall immediately notify the Purchaser and shall within seven Working Days thereof provide to the Purchaser a schedule indicating, in so far as the delay which has occurred is not Permissible Delay, the steps (including any appropriate increase in manpower and material resources) the Builder intends to take to recover the time so lost. The Builder and the Purchaser shall thereafter meet at the earliest opportunity to discuss the schedule and the Builder's detailed plans for implementation of the same.

9.5. The Builder shall take monthly progress photographs illustrating the progress of the Vessel's construction up to and including trials and delivery. The Builder shall also supply the

Purchaser with sufficient number of photographs (size: approximately 18 x 24 cms) depicting the final stage of the Vessel as delivered: this set will be at least 25 percent colour prints. One set of standard transparencies will be supplied, free of charge to the Purchaser. Additional copies of photographs and transparencies will be made available by Builder, at the Purchaser's request and expense.

10.   TITLE

10.1. To the extent Builder has been paid by the Purchaser, therefore the Vessel and all Materials from time to time purchased by Builder for use in connection with this Contract, whether unfinished or partly or wholly finished and whether at the Shipyard or at the premises of the Builder's subcontractors shall become and remain the absolute property of the Purchaser. The Purchaser shall be entitled to mortgage the Vessel to the extent title to the Vessel has passed to Purchaser as aforesaid in connection with the financing of its purchase of the Vessel and the Builder will execute any reasonable and necessary documentation required by the Purchaser to effect such mortgage. The Builder shall have no authority or entitlement to create any lien, encumbrance or charge over the Vessel, the Material or the Owner Furnished Equipment at any time except to the extent said lien or encumbrance is created by applicable law.

10.2. In furtherance of the provisions of Clause 10. 1 above the Builder shall
(i) use all reasonable endeavours to procure that all subcontracts placed with all suppliers and manufacturers of Materials contain provisions similar to the above and (ii) ensure that all substantial items of Materials and Owner Furnished Equipment shall be clearly marked with the notation "Hull 1828" immediately upon their appropriation for use in connection with this Contract and in no circumstances more than twenty-four hours following their delivery to the Shipyard.

Title to the Owner Furnished Equipment shall at all times from the date hereof vest in the Purchaser absolutely.

11.   RISK AND INSURANCE

      RISK

11.1. The Vessel and all Materials (including, from the time of their delivery to the Shipyard, the Owner Furnished Equipment) shall remain at the risk of the Builder until Delivery.

      INSURANCE

11.2. The Builder under-takes to keep the Vessel and all Materials (including the Owner Furnished Equipment) in its or its Subcontractors' custody fully insured at all times and until Delivery at its own cost with first class insurers approved by the Purchaser, such approval not to be unreasonably withheld, in the amount of the higher of (1) the value of the Vessel as from time to time constructed or (i) the instalments of the Contract Price for the time being paid by the Purchaser to the Builder, (ii) the value of the Owner Furnished Equipment delivered to the Shipyard or built into or installed in or upon the Vessel.

11.3. The policy or policies (the "Stipulated Insurances"), which shall be subject to English law and jurisdiction, shall incorporate the following clauses:-

a.    the Institute of London Underwriters ("ILU") Clauses for Builder's Risks:

b.    the ILU Strikes Clauses - Builder's Risks; and

c. (from the date of the Vessel's launching) the ILU War Clauses - Builder's Risks.

11.4. The policies shall name the Purchaser and the Builder as joint loss payees as their interest may appear but on terms that the Builder alone shall be responsible for all premiums payable thereunder. The Builder shall furnish the Purchaser promptly with certificates evidencing coverage and upon request copies of the policies. The originals shall be made available to the Purchaser, its employees or agents for inspection at Builder's corporate offices in Gulfport, Mississippi at all reasonable times.

11.5. The policies taken out shall contain a provision to the effect that, in the event of an actual, constructive, arranged or compromised total loss, such insurance proceeds as the Purchaser is entitled to hereunder shall be payable to the Purchaser as its interest may appear and such policies shall be so endorsed as to enable the Purchaser by its brokers or agents or personally to collect such proceeds pursuant to the provisions of this Clause. In addition, all such policies shall include provision that they shall not be capable of cancellation by the insurers without not less than thirty (30) days' prior written notice being given to the Purchaser and that not less than ten (10) days' prior written notice of non-renewal or lapse shall be given by the insurers to the Purchaser before the same shall take effect.

12.   LOSS OR DAMAGE TO THE VESSEL

12.1. Should the Vessel or any items insured pursuant to the provisions of Clause 11 sustain loss or damage prior to Delivery and should such loss or damage not make the Vessel a total loss, actual, constructive, arranged or compromised, the Builder shall, at its own expense and with all due despatch, make good such damage to the satisfaction of the Purchaser and (if applicable) the Classification Surveyor, and any monies payable in respect of any insurance effected under Clause 11 shall be payable to the Builder.

12.2. Should the Vessel sustain loss or damage prior to Delivery hereunder such that it is either conceded by the insurers liable therefor, or determined by a court of competent jurisdiction, that the Vessel has become a total loss, actual, constructive, arranged or compromised, then the Builder shall not be liable to repair the damage or replace the Vessel and insurance proceeds shall be payable to Purchaser and Builder as their interest may appear. but, to the extent that the Purchaser has not made recovery of such sums under the Stipulated Insurances within sixty (60) Working Days of the total loss, the Builder shall:-

a. refund promptly to the Purchaser in full the aggregate amount of instalments of the Contract Price already paid by the Purchaser: and

b. return to the Purchaser all Owner Furnished Equipment or refund to the Purchaser a sum equivalent to the value of any of same which have been lost or which cannot be removed in a sound condition from the Vessel.

12.3. When the conditions set out in sub-clause (2) above have been satisfied by the Builder, the Purchaser shall instruct the insurers to pay to the Builder all sums due and payable under the Stipulated Insurances in respect of the total loss. Save as elsewhere herein specifically provided to the contrary, the parties' obligations under this Contract shall thereupon cease and terminate.

13.   TRIALS: TECHNICAL ACCEPTANCE

13.1. At least 120 days before the scheduled commencement of the same the Builder shall submit to the Purchaser for approval comprehensive testing and trials programmes covering the Full Scale Test and Trials (collectively the "Trials") described in Chapter 03000 of the Specifications, including (i) Workshop Tests, (ii) Quayside Trials (including the Inclining Test), and (iii) Sea Trials (including trial runs and all other tests at sea).

13.2. The Trials shall be conducted at the risk and expense of the Builder which shall provide and pay for the personnel necessary for the safe management and navigation of the Vessel during the same. The Builder shall also provide and pay for all necessary ballast and fresh water and shall meet all other costs associated with the Trials. The fuels, lubricants and consumable stores required for the Trials shall be specified, supplied and paid for by the Purchaser, who shall upon Delivery be entitled to reimbursement from the Builder of the costs of such fuels, lubricants and consumable stores as are consumed during the Trials.

13.3. The Builder shall give the Purchaser not less than seven Working Days' notice of the date and place of commencement of each of the Trials and representatives of the Purchaser shall be afforded every opportunity to observe and determine the performance of the Vessel during the same. Failure by the Purchaser to attend any Trial following due notice shall be deemed to be a waiver by the Purchaser of its rights of attendance in respect of such Trial.

      SEA TRIALS

13.4. The Sea Trials shall be carried out following satisfactory conclusion of all other Trials and after the Vessel's construction has been completed with only minor items of work outstanding which are agreed by the Authorised Representatives as suitable for completion after the Sea Trials but before Delivery.

13.5. The Sea Trials shall have the objective of permitting the Builder to demonstrate fulfilment of the quality and performance requirements for the Vessel as set forth in the Specifications. The course to be followed during the Sea Trials shall be determined by the Builder, but shall be in open waters off the Gulf Coast of the United States. The Purchaser shall be allowed to maintain a shadow crew and other necessary personnel on board the Vessel during the sea trials to familiarise themselves with the Vessel and its operation.

13.6. The safe management and navigation of the Vessel in transit to, during and from the Sea Trials shall remain the sole responsibility of the Builder.

13.7. Should the weather conditions at the time scheduled for the Sea Trials be such that they cannot be carried out properly, the Builder shall postpone them or such part of them as necessary to the earliest possible time when suitable weather conditions occur to ensure that all readings and results are obtained in a manner satisfactory to the Purchaser. Any delay to the Sea Trials caused by such unfavourable weather conditions, if the delay exceeds a total of seven (7) days, shall operate to postpone the Contractual Delivery Date by the period of delay involved and such delay shall be deemed to be Permissible Delay.

13.8. If during the Sea Trials any breakdown occurs which entails interruption or irregular performance and the breakdown can be repaired by the normal means available on board, this shall be done as soon as possible and the trial shall be continued after repairs are completed. However, if the Vessel must return to a port to enable the breakdown to be remedied, a further complete trial shall be undertaken at the earliest opportunity.

13.9. On completion of the Sea Trials to the satisfaction of the agreed Trial Procedure the Vessel shall be brought back to a berth in the Shipyard, or elsewhere as may be agreed, for the inspection of the machinery required in the Specifications, and during this period all defects or omissions found in the Vessel shall be remedied and made good by the Builder to the reasonable satisfaction of the Purchaser, and the machinery closed up by the Builder ready for sea at its expense and without expense to the Purchaser.

      TECHNICAL ACCEPTANCE

13.10. Within three (3) Working Days of completion of the Trials and the closing up of machinery referred to in sub-clause 9 above, the Builder shall notify the Purchaser in writing of the results of the Trials and shall, where the same is appropriate, confirm to the Purchaser that the Vessel conforms with the requirements of the Contract and Specifications. If the Purchaser is in agreement with the Builder, the Purchaser shall, within three (3) Working Days of receipt of the Builder's notice as aforesaid, advise the Builder in writing of its Technical Acceptance of the Vessel.

13.11. If, however, in the view of the Purchaser the Vessel or any part thereof does not conform to the requirements of this Contract and/or the Specifications, the Purchaser shall so advise the Builder (again within seven (7) Working Days of the receipt of the Builder's notice as aforesaid) and shall specify the respects in which the Vessel fails to conform with the requirements of this Contract and Specifications. The Builder shall thereupon take the necessary steps to correct such non-conformities and, upon completion of such works, the Builder shall advise the Purchaser who shall, in the reasonable exercise of its discretion, be entitled to require the Builder to undertake further trials of the Vessel; in such event the Builder shall give the Purchaser three Working Days' notice of such further trials.

13.12. Upon satisfactory completion of such remedial works and/or trials, the Purchaser shall, within four (4) Working Days after receipt of a further notice from the Builder that the

Vessel conforms with the requirements of the Contract and Specifications, notify the Builder of its Technical Acceptance of the Vessel or the respects in which the Vessel still fails to conform with the requirements of this Contract and the Specifications. This process shall be repeated until the earlier of (a) the Purchaser's Technical Acceptance of the Vessel or (b) the valid and proper termination or rescission of this Contract by either the Purchaser or the Builder.

13.13. If the Purchaser fails to notify the Builder in writing of its Technical Acceptance or otherwise of the Vessel within the periods as provided above the Purchaser shall be deemed to have accepted the Vessel.

13.14. The Purchaser's Technical Acceptance of the Vessel as above provided shall preclude the Purchaser from refusing Delivery of the Vessel as hereinafter provided, if the Builder complies with the procedural requirements for Delivery of the Vessel as provided in Clause 14 hereof.

14.   DELIVERY OF THE VESSEL

      DELIVERY

14.1. The Vessel shall be delivered by the Builder to the Purchaser at the Shipyard (or other place as may be agreed with unrestricted access to the open sea) on 9th December, 1999 except that, in the event of Permissible Delay as defined in Clause 15.4 hereof, the aforementioned date shall be postponed accordingly. The aforementioned date, or such later date to which requirement to deliver may be postponed, is herein called the "Contractual Delivery Date".

14.2. Delivery shall take place on a Working/Banking Day to be nominated by the Builder following Technical Acceptance of the Vessel by the Purchaser and with not less than five (5) Working Days' advance notice to the Purchaser. Delivery shall be effected by the execution by the Parties of a Protocol of Delivery and Acceptance in the form set out in Appendix II, acknowledging delivery by the Builder and acceptance thereof by the Purchaser. The Builder shall give the Purchaser at least sixty (60 ) days' (plus or minus seven (7) days) calendar notice of the estimated date of Delivery.

14.3. The Builder guarantees that at the time of Delivery title to the Vessel (to the extent not already transferred to Purchaser) and every part thereof shall pass to the Purchaser free and clear of any and all liens, except liens created by Purchaser, claims, mortgages or other encumbrances upon it and in particular, but without limitation, that she shall be free of all burdens in the nature of imposts, taxes or charges imposed by any liabilities arising from the construction of the Vessel or from its operation on Trials or otherwise.

      DOCUMENTS TO BE PROVIDED TO THE PURCHASER

14.4. The Builder shall provide to the Purchaser the following documents prior to Delivery failing which the Purchaser may refuse to accept Delivery;-

a. Records of inventory of the Vessel's equipment including spare gear and the like as detailed in the Specifications;

b. Records of any and all fuels, lubricants, consumable stores and fresh water supplied pursuant to this Contract by either the Builder or the Purchaser together with such quantities of the same as remain on board at Delivery;

c. All certificates (including Class and other regulatory certificates) required to be furnished prior to or upon Delivery of the Vessel pursuant to the Specifications; such certificates save as noted in clause 2.5 are to be clean and free of all qualifications, reservations and recommendations whatsoever.

d. Declaration of Warranty of the Builder in accordance with Clause 14.3 above;

e.    The following technical documentation:-

      e.1. Four (4) copies and one reproducible of all the "As Built" drawings of the Vessel required for its operation and maintenance in accordance with its design and purpose.

      e.2. Four (4) complete documentation and instructions (Operation and Maintenance) books covering builder supplied equipment

      e.3. Four (4) sets of Operating Manuals and Instruction Books according to MODU CODE 1989 with all the necessary data including sea preparation

      e.4. Four (4) copies of a complete maintenance guide including all drawings.

      e.5 One (1) copy of all the test and commissioning trials and results which have been done prior to delivery.

      e.6. Lightship weight, variable load and centre of gravity of lightship weight calculations.

f. The certificates listed in Appendix VII, together with (i) Builder's Certificate or (at the Purchaser's option) Bill of Sale in favour of the Purchaser notarised and legalised to permit registration of the Vessel on the Netherland Antilles Register of Shipping and (ii) any other document relating to the condition and/or performance of the Vessel which the Purchaser may reasonably require provided the same is requested no later than seven Working Days prior to Delivery.

14.5. The documents listed in sub-clauses 14.4.e. 1-6 above are also to the extent that is practical to be supplied as a diskette in a format to be agreed between the Parties.

      REMOVAL OF THE VESSEL

14.6. Following Delivery of the Vessel, the Purchaser shall in seven (7) Working Days remove her from the Shipyard. If the Purchaser fails to remove the Vessel within this period, it shall pay to the Builder reasonable mooring charges thereafter until removal.

15.   EXTENSION OF TIME FOR DELIVERY: PERMISSIBLE DELAY

      CAUSES OF DELAY

15.1. If at any time before the Contractual Delivery Date the construction of the Vessel is delayed due to Acts of God, acts of princes or rulers, war or other hostilities or preparations therefor, blockade, civil commotion or riots, epidemics, floods, hurricanes, earthquakes, tidal waves, landslides, fires, lightning, explosions, unusually severe inclement weather which stops production at the yard and can be shown to be in excess of the a five year statistical average, collisions or strandings, shortage of materials or equipment (other than resulting from any act, omission or improvidence of the Builder or its Subcontractors / Suppliers ), prolonged failure, shortage or restriction of electric current, oil or gas or destruction of or damage to the Shipyard or works of the Builder or its Subcontractors / Suppliers by any causes herein described, the Contractual Delivery Date and any Milestones not then achieved shall be postponed for the period of time during which construction of the Vessel is directly and unavoidably delayed by the same.

15.2. Any periods of time by which the Contractual Delivery Date of the Vessel and any Milestones not then achieved is properly and justifiably claimed by the Builder to be extended by reason of matters falling within (a) subclause 1 above or (b) Clauses 7.1-7.12, 13.7, 18.2 or 21.2 hereof shall be defined herein as "Permissible Delay".

15.3. The Builder's entitlement to a postponement of the Contractual Delivery Date and any Milestones not then achieved shall, however, be subject to:-

a. the delay in respect of which the Builder is claiming relief not being within its reasonable control or contemplation at the date of signing of this Contract nor caused or contributed to by its error, neglect, act or omission or that of its agents, employees, suppliers or Subcontractors. Provided, however that in respect of suppliers / subcontractors for i) the "long lead" items identified in clause 5.12 above, together with ii) the Builders requirement for minimum tolerance steel as identified in the Specification and if applicable, iii) the detailed engineering sub-contractor referred to in clause 5.2 above where the Builder can show it exercised all due diligence in the placing and prosecuting of the orders and the management of these suppliers / subcontractors, errors, neglect, act or omission of such suppliers / subcontractors shall not preclude the Builders entitlement to a Permissible Delay

b. the delay affecting the "critical path" of the Vessel's construction as at the time of commencement of the event;

c. since the occurrence of the event in respect of which relief is claimed, the Builder having taken all reasonable steps open to it to mitigate the effect of the event upon the Contractual Delivery Date and any Milestones not then achieved; and

d.    the Builder having duly given all the notices required under sub-clause
      (3) below within the time-limits therein laid down.

      NOTICES

15.4. Upon the occurrence of any of the events listed in sub-clause (1) above, the Builder shall:-

a. within seven (7) Working Days of the date on which it became aware of the event, give the Purchaser notice in writing of the occurrence of the event;

b. as soon as possible thereafter, and in any event not more than seven (7) Working Days after the giving of the said notice, submit to the Purchaser a statement in writing, specifying as far as possible, with full particulars, the nature and the cause of the event, the effect on the item involved, the likely overall effect computed from the Planned Programme upon the Contractual Delivery Date and any Milestones not then achieved and the steps which are being taken by it to mitigate any delay which may result from the event;

c. within seven (7) Working Days after the date on which it becomes aware that the event is at an end, give the Purchaser notice in writing of the date when the event ended;

d. within seven (7) Working Days of the date of the Builder's notice under sub-paragraph (c), notify the Purchaser of the period of time by which it claims the Contractual Delivery Date of the Vessel and any Milestones not then achieved should be extended by reason of the event.

16.   DELAY IN DELIVERY

      LIQUIDATED DAMAGES

16.1. In the event that Delivery should be delayed beyond midnight local time on the Contractual Delivery Date, and any permitted extension thereof, the Builder shall, subject to the provisions of sub-clauses 4 and 5 of this Clause 15, pay to the Purchaser by way of liquidated damages for loss of use of the Vessel the amounts set out below:-

16.2. If the delivery of the Vessel is delayed, then, in such event, beginning at twelve o'clock midnight on the Delivery Date, the Builder shall pay to the Purchaser as agreed liquidated damages and not by way of penalty, the following amounts:-

a.    I - 30 days of delay          US$   10,000 per day

b.    31 - to actual delivery       US$   20,000 per day

It being understood that in no event shall the Builder's obligation for such liquidated damages exceed $1,000,000.-.

In this connection, the parties acknowledge that if the Vessel is not delivered by the Delivery Date, as allowed for extension, Purchaser will suffer damages from such later delivery and that Purchaser should be compensated for such damages. The parties further acknowledge, however, that it is not possible to accurately calculate such damages at this time and that therefore the parties agree that the liquidated damages are a fair and reasonable forecast of anticipated actual damages under the circumstances and will provide just compensation for the harm that is caused to Purchaser as a result of any late delivery. In the event of any such delays in delivery the said liquidated damages shall be deducted from the amounts otherwise due to Builder at the time of execution of the Protocol of Acceptance and Delivery. Parties hereto agree that the above shall be the sole and exclusive remedy for damages due to the late delivery save as set forth in section 16.3

      TERMINATION FOR DELAY IN DELIVERY

16.3. Furthermore, if Delivery should not have occurred prior to the expiry of one hundred thirty five (135) days from the Contractual Delivery Date (as extended by Permissible Delays) the Builder shall be in default, in which case Clause 19.2 shall apply.

17.   DEFECTS AND BUILDER'S GUARANTEE

      WARRANTY:

17.1. From the date of this Contract until the expiration of the Warranty Period (subject to Purchaser's right to report any defect, claim or loss within 30 days of the expiration of the Warranty Period pursuant to the terms of the following paragraph), Builder warrants that all labor furnished by Builder hereunder shall have been performed in a good and workmanlike manner. The provisions set forth herein as to the liabilities of the Builder are to apply also to all labor and workmanship furnished by any sub-contractor in Builder's performance of this Contract.

Builder shall have no responsibility whatsoever with respect to any defect, claim, or loss of the Vessel not reported in writing to Builder within three hundred and sixty-five (365) days from the Delivery Date (as specifically defined in Sections 14 and 15) (such 365 day period being hereinafter referred to as the "Warranty Period"); provided, however, Purchaser may report to Builder warranty claims arising during the final thirty (30) days of the Warranty Period within thirty (30) days of the expiration of the Warranty Period.

The Warranty granted to Purchaser by Builder shall extend only to those claims reported in writing to Builder within such Warranty Period or within thirty (30) days thereafter (as set forth above). For purposes solely for this Section 17, "Delivery Date" shall be defined as the earlier of the following: (1) fourteen
(14) days after date of the final invoice from Builder upon completion of the Vessel, or (2) the date of actual delivery and acceptance of the Vessel. In the event Purchaser notifies Builder of any claim covered under this Warranty, Builder will make repairs and/or replacement at its option, at one of Builder's yards without expense to Builder for transporting the Vessel, or any component thereof, to or from that yard; provided, however, that if it is not practical to have the Vessel proceed to such yard, Purchaser may, with prior written consent of Builder, have such repairs and/or replacement made elsewhere, and, in such event, Builder shall reimburse Purchaser a sum equivalent to (i) the amount Builder would have expended, at its own yard at Builder's then prevailing rates, or (ii) the amount actually expended by Purchaser, whichever is less. In no event shall Builder be responsible for any sum in excess of the cost of the repairs and/or replacement as specified herein, and Builder shall in no event be responsible for any claims to property, persons, and/or punitive or consequential damages, including, but not limited to claims for bodily injury, illness, disease, death, loss of service, loss of society, maintenance, cure wages, and any other consequential or punitive damages arising out of any breach of this Contract or faulty or negligent performance thereof.

As to the installation of all third-party supplied components, materials or equipment, if the manufacturer or supplier has a representative at the job site during such installation, and if the installation is completed to the satisfaction of such representative, with all requirements of such representative having been satisfied by Builder, it shall be conclusively presumed that such installation has been completed by Builder in accordance with the manufacturer's recommendations, in a proper and satisfactory manner.

Builder does not warrant that any equipment or materials purchased by it from a supplier or manufacturer for installation in the Vessel is free from manufacturers' defects and deficiencies and Purchaser specifically releases Builder from any such implied warranty of fitness or workmanship or freedom from defects relating thereto. To the extent available, Builder agrees to transfer and assign to Purchaser, without warranty of Builder with respect thereto, any warranties relative to material, equipment and/or labor furnished by others which warranties shall not be adversely affected by any limitation period set forth herein. Builder agrees that Manufacturer's Warranty on major components, including, but not limited to, main engines, gears, jacks, winches, generators, pumps, etc., shall be a minimum of six (6) months after the Delivery Date of the Vessel. Should Purchaser be required to enforce any such warranty, Builder will cooperate with Purchaser's efforts, short of instituting legal action on Purchaser's behalf and/or incurring other legal fees.

Nothing contained herein shall obligate Builder at any time to repair or replace the Vessel, or any component part thereof, where such repair and/or replacement is caused, in whole or in part, by normal wear or unusual handling, by the negligent operation or maintenance of the Vessel, or its equipment or by abuse, rough weather, accident, fire, by Purchaser or Purchaser's agents, employees or representatives.

With respect to paint, Builder warrants that it will purchase paint of good marine quality and that it will apply the paint in accordance with the manufacturer's specifications, recommendations, and inspection, and Builder makes no warranty, express or implied, with respect to the fitness of the paint or the manufacturer's specifications and recommendations.

For any claim for damages to or loss of the Vessel, and/or damages to persons and/or property (including, but not limited to claims, demands, or actions for bodily injury, illness, disease, death, loss of service, loss of society, maintenance and cure, wages or property) made as a result of any defect in the Vessel, or any component parts thereof, after the said Warranty Period, Purchaser shall have no claim or actions whatsoever against Builder, regardless of any negligence, tort, fault, strict liability or otherwise of Builder, its employees or sub-contractors, and Purchaser hereby waives and releases Builder and its employees and sub-contractors from and against any and all liability and any and all damages resulting therefrom, including, but not limited to, for personal injury, death, property damage, damage to and/or loss of the Vessel, delay, demurrage, loss of profits, loss of use, or any other consequential or punitive damages of any kind, whether such claim is based in contract, redhibition, negligence, strict liability, or otherwise, arising out of any defect and/or negligent design, the selection or choice of specifications and/or materials and/or component parts, manufacture, construction, fabrication, workmanship, labor and/or installation of equipment, materials and/or components or from any unseaworthy condition or any other defective condition of the Vessel, it being specifically understood and agreed that any such defects reported and/or occurring after the Warranty Period and all damages, loss of profits, demurrages, delay, losses of use or other consequential or punitive damages of any kind whatsoever resulting therefrom, shall not be the responsibility of Builder, but shall be borne exclusively by Purchaser.

      "THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR THAT THE VESSELS, MATERIAL OR SERVICES ARE FIT FOR ANY PARTICULAR PURPOSE OR USE, AND SPECIFICALLY IN LIEU OF ALL INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES".

17.2. This guarantee shall not extend to Owner Furnished Equipment or to any damage caused by any defect therein not attributable to the Builder.

      GUARANTEE ENGINEER

17.3. Where so requested by the Purchaser, the Builder shall appoint a suitably qualified English-speaking Guarantee Engineer to serve on the Vessel as the representative of the Builder for such portion of the Guarantee Period as the Purchaser shall require; the Purchaser and its employees shall give the Guarantee Engineer full co-operation in carrying out his duties as the representative of the Builder on board the Vessel. In particular, the Purchaser shall accord the Guarantee Engineer treatment and subsistence on board the Vessel comparable to the Vessel's Chief Engineer (except that the Purchaser shall provide him accommodation in a standard passenger cabin) at no cost to the Builder.

17.4. The Purchaser shall pay the expenses of the Guarantee Engineer's repatriation by air to the point of origin upon termination of his services on the Vessel together with a daily rate of US$ 700 per day worked.. However, save as aforesaid, the Purchaser shall be responsible for no other expenses in connection with the Guarantee Engineer, who shall at all times be conclusively deemed an employee of the Builder. The Builder shall indemnify and hold harmless the Purchaser from and against personal injury, including death, of, or loss of or damage to property of the Guarantee Engineer unless the same shall been caused by the gross negligence of the Purchaser or any of its employees, agents or sub-contractors. If the Purchaser has reason to be dissatisfied with the conduct or competence of the Guarantee Engineer, the Builder, on receiving particulars of the complaint, shall promptly investigate the matter and, if the complaint is found to be justified, make a change in the appointment.

      ASSIGNMENT OF BUILDER'S GUARANTEE

17.5. It is expressly agreed and understood that the benefit of this Guarantee shall be capable of transfer by the Purchaser to any Assignee. The Builder shall in such circumstances enter into any documentation reasonably requested by either the Purchaser or the Assignee to evidence such transfer and the vesting in the Assignee pursuant to such assignment of all rights in respect of this Guarantee.

18.   DEFAULT BY THE PURCHASER

      EVENTS OF PURCHASER'S DEFAULT

18.1. The Purchaser shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

a. if the Purchaser fails to pay the amount of any of the Instalments of the Contract Price due to the Builder in the period prior to Delivery on the due date for payment thereof;

b. if the Purchaser fails without legal justification to take delivery of the Vessel in accordance with Clause 14 and to pay the instalment of the Contract Price due thereon;

c. if an order or an effective resolution is passed for the winding up of the Purchaser (otherwise than for the purposes of a reconstruction or amalgamation previously approved by the Builder) or if a receiver is appointed over the whole or any part of the undertaking or property of the Purchaser or if the Purchaser becomes insolvent or suspends payment generally of its debts or ceases to carry on its business or makes any special arrangement or composition with its creditors.

18.2. If the Purchaser is in default as to the payment of any instalment as provided in (a) or (b) of sub-clause (1) above, then without prejudice to any other rights of the Builder or of the Purchaser, the Purchaser shall be liable to pay interest at 2% per cent above LIBOR on the unpaid amount from the day from which the same became due to the Builder up until the date of actual payment thereof. The Builder shall further be entitled to claim as Permissible Delay within the meaning of Clause 14.4 any period of time during which the construction or completion of the Vessel has been delayed in consequence of the Purchaser's default as aforesaid.

      TERMINATION BY THE BUILDER

18.3. If default on the part of the Purchaser continues for a period of thirty days, the Builder shall have the right at its sole discretion to rescind this Contract by giving written notice to the Purchaser. The Builder shall in such event hold all of the instalments received from the Purchaser in trust both for itself and the Purchaser until disposal of the Vessel whereupon the same shall either be retained by the Builder to compensate it for any shortfall between the Contract Price and the actual price obtained for the Vessel on disposal together.

18.4. In the event of rescission of this Contract in accordance with this Clause the Builder shall have the right and power either to complete or not to complete the Vessel as it deems fit but in any event shall sell the Vessel (either in its complete or incomplete form) at the best available price at a public or private sale on such reasonable terms and conditions. If the Builder sells the Vessel in an incomplete form then the Builder shall give credit to the Purchaser for any and all savings which arise from not having to complete the construction of the Vessel.

18.5. In the event of the sale of the Vessel in its completed state the proceeds of sale received by the Builder shall be applied to payment of all expenses attending such sale and otherwise incurred by the Builder as a result of the Purchaser's default and then to payment of all unpaid instalments of the Contract Price and interest on such instalments at the rate of 2 per cent above LIBOR from the respective due dates thereof to the date of application.

18.6. In the event of sale of the Vessel in its incomplete state the proceeds of sale received by the Builder shall be applied first to all expenses attending such sale incurred by the Builder as result of the Purchaser's default and then to payment of all costs of part-construction of the Vessel less the instalments retained by the Builder and compensation to the Builder for damages suffered by the Builder as a result of such default.

18.7. In either of the above events of sale, if the proceeds of sale exceed the sums to which such proceeds are to be applied as aforesaid the Builder shall promptly pay any such excess to the Purchaser without interest thereon and shall at the same time either permit the Purchaser to remove the Owner Furnished Equipment from the Shipyard or pay to the Purchaser the full value thereof.

18.8. If the proceeds of sale of the Vessel are insufficient to pay such total amounts payable as aforesaid the Purchaser shall be liable to pay to the Builder upon demand the amount of such deficiency.

19.   DEFAULT BY THE BUILDER

      EVENTS OF BUILDER'S DEFAULT

19.1. In the event that any of the following events should occur:-

a. the Builder shall without legal justification fail to proceed with construction of the Vessel with all reasonable despatch so that it fails to meet two consecutive Milestones within one hundred and thirty five days of the respective dates agreed for the same as extended by permissible delays;

b. the Builder shall commit any material breach of this Contract and shall fail to remedy the same within five Working Days of receipt by the Builder of written notice from the Purchaser;

c. the making of any order or the passing of an effective resolution for the winding-up of the Builder (other than for the purposes of reconstruction or amalgamation which has been previously approved in writing by the Purchaser), or the appointment of a receiver of the undertaking or property of the Builder, or the insolvency of or a suspension of payment by the Builder, or the cessation of the carrying on of business by the Builder, or the making by the Builder of any special arrangement or composition with creditors of the Builder, and failure by the Builder

The Purchaser may by notice in writing to the Builder elect to rescind this Contract.

      RESCISSION BY THE PURCHASER

19.2. In the event that the Purchaser shall exercise its option to rescind this Contract, the Purchaser shall give notice in writing to the Builder. The Builder shall thereupon immediately comply with either the provisions of clause 19.3 or clause 19.6 below as may be elected by Purchased in said notice:-

19.3. The Builder shall:

a. secure the immediate discharge of all liens (including its own), claims, mortgages or other encumbrances upon the Vessel other than in favour of the Purchaser and/or its financiers;

b. complete all works required as a minimum to permit the Vessel to depart from the Shipyard in a safe and seaworthy condition, remove its employees, agents and contractors, together with their equipment, from the Vessel and render all necessary assistance to the Vessel in leaving the Shipyard at the earliest moment convenient to the Purchaser;

c. execute and deliver to the Purchaser an original of the Protocol of Delivery and Acceptance together with any and all documentation (including but not limited to a bill of sale or builder's certificate) in such form and such manner as the Purchaser shall in its absolute discretion determine shall be required for the purposes of registration of the Vessel in a shipbuilding or shipowning register other than the Newbuilding registry; and

d. execute and deliver to the Purchaser all of the documentation listed in Clause 14.4 hereof to the extent that the same is at that time capable of production by the Builder.

19.4. All risk of loss of or damage to the Vessel shall where Purchaser elects to proceed per clause transfer to the Purchaser upon execution by the Purchaser of the Protocol of Delivery and Acceptance following receipt of all of the documentation received above. The Purchaser may, however, elect to execute the Protocol of Delivery and Acceptance notwithstanding the Builder's failure to deliver all or part of the other documentation required to be delivered by the Builder pursuant to subclauses 19.3.c and d above,

19.5. In the event that the Purchaser elects to proceed per clause 19.3 the Builder shall remain liable:-

a. to pay all liquidated damages to which the Purchaser may have become entitled to prior to the election to rescind;

b. To indemnify the purchaser for any infringement for which the Builder would have been liable for pursuant to Clause 20 hereof but excluding liability for work done or Materials supplied other than by the Builder or its subcontractors pursuant to this Contract; and

c. pursuant to its guarantee contained in Clause 17 hereof excluding liability for work done or Materials supplied other than by the Builder or its subcontractors pursuant to this Contract.

d. if the reasonable expense of completion of the Work plus any reasonable expense incurred as a result of the Event of Default of Builder exceeds the balance of the Contract Price remaining unpaid, then such excess shall be immediately due and payable by Builder to Purchaser. The rights and remedies available to Purchaser under this Section shall not be exclusive, but shall be in addition to any and all rights and remedies available to Purchaser under this Contract or applicable law or equity practice. Furthermore, the designation of specific events of default of Builder and certain rights and remedies therefor shall not preclude Purchaser from exercising any rights or remedies available to it under this Contract for any breach of this Contract by Builder not constituting an Event of Default of Builder.

19.6. As an alternative to clause 19.3 if Purchaser so elects per clause 19.2 Builder shall promptly ( but no later than seven days of such receipt of such notice ) repay to the Purchaser the amount of all monies paid by the Purchaser in respect of the Contract Price together with interest thereon at a rate of 2 % over LIBOR from the date when such monies were paid by the Purchaser to the Builder up to the date of the repayment therefore. Upon receipt of such repayment, Purchaser shall execute all documentation required to vest title in the Vessel in its then condition to Builder.

19.7. In the event that Purchaser elects to proceed per clause 19.6, the Builder shall additionally purchase from the Purchaser and/or alternatively accept assignment / novation of purchase orders of such of the Owner Furnished Equipment as the Purchaser shall evidence it has either purchased or has a binding commitment to purchaser. The price payable for such OFE shall be evidenced by the Purchaser as what the Purchaser has expended plus interest from the date of such expenditure at two percent over LIBOR. Payment shall be made by the Builder within seven days of such evidence by the Purchaser. Upon such payment, Purchaser shall execute all documentation required to transfer title in such OFE to the Builder.

20.   PATENT INDEMNITY

      PATENT NUMBERS AND TRADEMARKS

20.1. Machinery and equipment of the Vessel may bear the patent numbers, trademarks or trade names of the manufacturer. Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this Agreement, and all such rights are hereby expressly reserved to the true and lawful Purchaser thereof.

      HOLD HARMLESS, THE PURCHASER

20.2. The Purchaser shall defend the Builder and hold it harmless in respect of infringement of any patent rights, copy rights or other intellectual property on account of the Purchaser Furnished Equipment or the Basic Design.

      HOLD HARMLESS, THE BUILDER

20.3. The Builder shall defend the Purchaser and hold it harmless in respect of infringement of any patent rights, copy rights or other intellectual property of the Vessel or construction components or equipment for the Vessel furnished by the Builder, except to the extent the Specifications require Builder to use the infringing method of work or construction of components or equipment.

      DESIGNS AND PROPERTY OF THE PURCHASER

20.4. The Builder agrees that the designs, drawings, specifications and ideas submitted by the Purchaser to the Builder are the property of the Purchaser, some of which are protected by U.S. or other, foreign patents and the remainder of which constitutes the trade secrets and know-how of the Purchaser. These designs, drawings, specifications and ideas shall not be copied or used in whole or in part by the Builder or divulged by the Builder to others for any purpose other than the proper performance of this Agreement. The Builder further agrees to notify its employees and subcontractors of the confidential nature of this property and the limitations upon its use.

The parties expressly agree that the obligations of the builder under this
Section 20 shall survive and remain effective notwithstanding the cancellation or termination of this Agreement for any reason whatsoever.

21.   OWNER FURNISHED EQUIPMENT

      DELIVERY OF OWNER FURNISHED EQUIPMENT

21.1. The Purchaser shall, at its own expense, supply all articles specifically listed in Appendix II as ("Owner Furnished Equipment") to the Builder at the Shipyard in a condition ready for installation and by the date listed in Appendix IIa

21.2. Should the Purchaser fail to deliver to the Builder any item of Owner Furnished Equipment by the date so notified, any delay in the construction or completion of the Vessel thereby resulting shall be deemed Permissible Delay within the meaning of Clause 15.4.

21.3. In order to facilitate the installation of Owner Furnished Equipment by the Builder, the Purchaser shall at its own expense furnish the Builder with Vendor Information which shall generally consist of , necessary plans, instruction books, test reports and certificates required by applicable rules or regulations, and if necessary and if requested by the Builder, shall use all reasonable endeavours, at its own expense, to cause the manufacturers of Owner

Furnished Equipment to assist the Builder in the installation thereof or to make any necessary adjustment thereto at the Shipyard. In the event that any manufacturers representatives incur unnecessary standby time while attending at the Builders request such standby time shall be at the Builders expense.

21.4. The Purchaser shall be liable for the cost incurred by the Builder in the repair of Owner Furnished Equipment occasioned by their defective material or poor workmanship or failure to perform, or by damage caused to them during transportation to the Shipyard.

21.5. Any Owner Furnished Equipment found to be faulty or defective which require replacement or retesting shall be for the Purchaser's account. Furthermore, delays or damage resulting from faulty or defective equipment shall be considered Permissible Delays under the terms of Section 15 of this Contract.

      RESPONSIBILITY OF THE BUILDER

21.6. The Builder shall be responsible for storing and handing Owner Furnished equipment after their delivery to the Shipyard and shall install them on board the Vessel at the Builder's expense. The Owner Furnished Equipment shall be at the Builder's risk from the time of their delivery to the Shipyard until the time of their redelivery to the Purchaser either as part of the Vessel or otherwise.

21.7. Upon delivery of the Owner Furnished Equipment the Builder shall check by external inspection that the items appear to be in accordance with the relevant order and undamaged and if any item is not delivered with a weight certificate issued by a reputable body the Builder shall weigh the same in order to incorporate the actual weight and the actual weight control procedure. The Builder shall promptly inform the Purchaser if any item of the Owner Furnished Equipment does not conform to the relevant purchase order to enable the Purchaser to take corrective action. If the Builder fails to comply with this requirement, any additional cost shall be for the Builder's account and any delay shall not count as Permissible Delay hereunder.

21.8. In the event of termination or rescission of this Contract by the Purchaser and election by the Purchaser under clause 19.3 above, the Builder shall, at his own expense return to the Purchaser all Owner Furnished Equipment.

22.   TAXES AND DUTIES

22.1. The Builder shall pay or cause to be paid all taxes, duties, fees and stamp duties of whatsoever nature imposed by any state of the United States in connection with its performance of its obligations under this Contract, excluding any taxes, duties, fees and stamp duties imposed in by any state of the United States upon the Owner Furnished Equipment.

22.2. The Purchaser shall pay or cause to be paid all taxes, duties, fees and stamp duties of whatsoever nature imposed outside [ the United States in connection with the execution and performance of this Contract, except for taxes, duties, fees and stamp duties imposed upon those items and services to be procured by the Builder and further excluding any taxes measured by he net income of the Builder.

23.   ASSIGNMENT

23.1. The Purchaser may transfer, by assignment or novation, to any third party or parties (herein "Assignee(s)") any of its rights and/or obligations under this Contract. Provided, however, that, to the extent that any such assignment or novation transfers to an Assignee the obligations of this Contract, the Purchaser shall guarantee in a form acceptable to the Builder the performance by such Assignee of any of its obligations.

23.2. The Builder may, with the prior written approval of the Purchaser, assign the benefit of this Contract.

24.   PRIORITY OF DOCUMENTS

24.1. The Appendices hereto shall form an integral part of this Contract as if the same were expressly set out herein.

24.2. If there is any discrepancy between the following documents priority between them shall be as follows:-

a. between the terms of this Contract (excluding the Specifications) and the terms of the Specifications, the terms of the former shall prevail;

b. between the Principal Drawings and the Specifications, the Specifications shall prevail;

c. between the Principal Drawings, in the order of precedence contained in Appendix 1;

d. between one approved Plan and another approved Plan, the later in date shall prevail;

25.   NOTICES

25.1. Every notice, consent or approval (individually and collectively called "Communications" for the purposes of this Clause 25) given or required, whether expressly or impliedly, under this Contract shall be in writing.

25.2. Communications shall be given by the Builder to the Purchaser as follows:

      Address:
      Suite 205, Saffrey Square
      P.O. Box N8188
      Nassau, Bahamas

      Attn: Company Secretary

      Facsimile: To be provided

25.3. Communications shall be given by the Purchaser to the Builder as follows:

      Address:
      13085 Industrial Seaway Rd.
      Gulfport, Mississippi
      39503

      Attn: Mr. Daniel J. Mortimer

      Facsimile: 228-897-4803

      with copy to:

      1601 S. Childers Rd.
      Orange, Texas
      77631

      Attn: Mr. Don 0. Covington

      Facsimile: 409-882-9010

26.   RECORDS AND AUDITS

26.1. The Builder shall maintain true and complete records in connection with the construction of the Vessel and all transactions related thereto, and shall retain all such records for not less than twenty-four (24) months following Delivery.

26.2. No director, employee or agent of the Builder shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with the work under this Contract, or enter into any business arrangement with any director, employee or agent of the Purchaser.

26.3. If any violation of sub-clause (2) above is found to have occurred prior to the date of signing this Contact and such violation is determined to have resulted directly or indirectly in the Purchaser's consent to enter into this Contract with the Builder the Purchaser may terminate this Contract in which case the provisions of Clause 19.2 shall apply.

26.4. The Builder shall use its best endeavours to procure that all
Subcontractors:

a.    maintain records in accordance with sub-clause (1) above;

b. enter into obligations with the Builder, to the like intent and effect as those which bind the Builder as above. 'he Builder shall promptly notify the Purchaser of any violation of such obligations involving Subcontractors which comes to the Builder's notice.

27.   LAW

27.1. The construction, validity and performance of this Contract shall be governed by English Law.

28.   DISPUTES

28.1. Any claim, difference or dispute which may arise out of this Contract shall be decided by the Commercial Court of the Queen's Bench Division of the High Court of England and Wales to whose exclusive jurisdiction the parties hereby agree.

28.2. For the purposes of any proceedings pursuant to sub-clause (1) above, the parties hereby irrevocably appoint the following as their agents for the service of process:-

      THE BUILDER:

      Hewett Battersby of St. Michael's Rectory
      Cornhill, London EC3V 9DS
      United Kingdom

      THE PURCHASER:

      Ince & Co., Solicitors
      Knollys House
      #11 Byward Street
      London EOR 5EN
      United Kingdom

28.3. Without prejudice to the generality of sub-clause (1) above and without prejudice to any express provision contained herein for referral of any matter to an expert, any dispute or difference of opinion between the parties relating to conformity of the construction of the Vessel, Materials or workmanship with this Contract, the Specifications and the other Contract Documents may, by agreement between the Parties, be referred to an expert, acting as an expert and not an arbitrator, to be appointed by agreement between them and whose opinion on the matter shall be final and binding upon the parties hereto.

28.4. If the parties shall fail to agree either (i) to submit the dispute to a technical expert or (ii) upon the identity of a mutually acceptable technical expert as aforesaid, such dispute shall be settled in the manner as defined in sub-clause 1 above.

29.   MISCELLANEOUS

29.1. The terms of this Contract are to remain confidential to the parties and no disclosure of the same may be made to any third party other than for the purposes of permitting or ensuring its due performance by either party hereto or financial reporting as may be required under the applicable laws and regulations governing said financial reports. This obligation shall survive termination of this Contract for any reason whatsoever. The parties agree that within twenty-four hours of the execution of this Contract that the parties will use their reasonable endeavours to agree upon language of a press release to be jointly published.

30.   SPARE PARTS

30.1. The Builder shall furnish spare parts and maintenance tools of the kind and in at least the specified quantities in accordance with the Specifications, Classification Society requirements, and the maker's standards, for items furnished by the Builder. The cost of these spare parts is included in the Contract Price.

30.2. In addition, the Builder shall supply to the Purchaser a list of the maker's recommended spare parts for two.(2) years of continuous operations covering items supplied by Builder, at least six months prior to the Vessel's completion.

30.3. The spare parts furnished by the Builder shall be properly protected against physical decay, corrosion and mechanical damage and shall be properly listed so that replacements may be readily ordered.

30.4. The Builder shall complete the storage spaces installation in time to enable to positioning, labelling and listing of all spare parts (the Builder and Purchaser supplied) prior to Delivery. The Builder at his own cost shall be responsible for handling, bringing on board and storage on the Vessel of all spare parts, tools and supplies under instruction and supervision of Purchaser's Representative.

31.   SAFETY AND HEALTH STANDARDS

31.1. The Purchaser's Representative will have authority to monitor the performance of the work done by the Builder to ensure safe and workmanlike performance.

31.2. It is the Purchaser's policy not only to comply with the safety and health measures required by law but to act positively to prevent injury, ill health, damages and loss arising from its operations. The Purchaser requires the Builder and his sub-contractors to apply health, safety and local environmental standards in order to achieve high levels of performance. It is essential that the Builder and his sub-contractors undertaking work consistently show a high level of safety awareness and demonstrate that they are capable of conducting themselves in a safe and competent manner in their area of activity.

31.3. The Builder acknowledges the Purchaser's strong commitment to safety and affirms that he has a written safety policy which has been signed and is actively supported and endorsed by Builder's management. The Builder further affirms that his safety policy is widely disseminated, understood and implemented by and among Builder's and Builder's sub-contractors' employees. This policy shall be in English and such other language(s) as required. A copy of Builder's Safety Policy shall be furnished to the Purchaser prior to start of the work.

31.4. It is essential that good housekeeping is maintained by the Builder's employees throughout the term of this Contract. The working areas shall be kept tidy at all times, access ways kept clear and surplus/scrap material removed daily. Cleaning up at end of the job is not considered sufficient. Spillage of oil or chemicals shall be cleared up immediately to avoid fire hazards, slippery surfaces, contact with toxic substance and other hazards. Appropriate safety precautions shall be taken during cleaning up. No oil grade with flash points lower than 55 degrees C shall be used for cleaning purposes.

31.5. Asbestos containing products are not to be applied on board the Vessel. Substitutes therefor shall be applied only after authorisation by the Purchaser.

31.6. The Builder shall report immediately to the Purchaser all accidents occurring during the term of this Contract and related to work thereunder, that result in injury to or death of any person and/or damage to or loss of property. Accidents are defined as "Unintentional or unplanned events that may or may not result in personal injury or equipment, plant, or property damage, or any combination of these". Purchaser and Builder agree to cooperate to reach mutually agreeable resolutions and immediate rectification of any perceived unsafe practices.

31.7. The Purchaser may require the Builder to permanently remove and replace any of Builder's or Builder's sub-contractors' employees who violate safety regulations and any equipment which is obviously unsafe.

31.8. The Builder shall, at his own expense, supply his personnel and his sub-contractors' personnel with adequate protective personal clothing, safety helmets, safety shoes, and other protective equipment required for the type of work to be carried out.

32.   EFFECTIVENESS

32.1. This Contract is subject to, and shall become effective and legally binding on the parties at the date of execution.

32.2. The date upon which the above conditions shall all have been satisfied shall be known hereunder as the "Execution Date".



IN WITNESS WHEREOF the parties hereto have caused this Contract to be duly executed the day and year first above written.

THE PURCHASER:                            THE BUILDER:

BY:   Derek Leach                         BY:   Richard M. Currence, Jr.
Title:      Attorney-in-Fact                    Title

/s/ Illegible                             /s/ Illegible
_____________________________             _______________________________